Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES Q2 REVENUE OF $2.475 BILLION AND
NET INCOME OF $225 MILLION, OR $0.96 PER SHARE
IRVINE, Calif. — Jan. 18, 2011 — Western Digital Corp. (NYSE: WDC) today reported revenue of $2.475 billion, hard-drive unit shipments of 52.2 million and net income of $225 million, or $0.96 per share for its second fiscal quarter ended Dec. 31, 2010. In the year-ago quarter, the company reported revenue of $2.619 billion, shipped 49.5 million hard drives, and reported net income and earnings per share of $429 million and $1.85, respectively.
The company generated $505 million in cash from operations during the December quarter, ending with total cash and cash equivalents of $3.1 billion.
“We are pleased to deliver better-than-expected revenues, profitability and gross margin in the December quarter, reflecting solid execution and an improvement in hard drive industry conditions compared with the prior two quarters,” said John Coyne, president and chief executive officer. “The opportunity for profitable growth in our industry remains tremendous and we are committed to improving our financial performance over the longer term. We plan to do so with a continued emphasis on our industry-leading low-cost structure, high quality, highly reliable and highly available products, and a sharp focus on matching production with true customer demand.”

WD Announces Q2 Revenue of $2.475 Billion and
Net Income of $225 Million, or $0.96 Per Share

The investment community conference call to discuss these results will be broadcast live over the Internet today at 3 p.m. PST/6 p.m. EST. The call will be accessible live and on an archived basis via the link below. The company is publishing an expanded investor summary sheet today on the investor relations section of its Web site. After the conclusion of today’s webcast conference call, the summary sheet will be updated to reflect the company’s guidance.

Audio webcast:	www.westerndigital.com/investor
Click on “Conference Calls”

Telephone replay:	888-568-0891 (toll free)
+1-402-998-1567 (international)
About WD
WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

WD Announces Q2 Revenue of $2.475 Billion and
Net Income of $225 Million, or $0.96 Per Share

This press release contains forward-looking statements concerning opportunities for growth in the industry and WD’s financial performance. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC Oct. 29, 2010, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Dec. 31,	Jul. 2,
	2010	2010

ASSETS

Current assets:
Cash and cash equivalents	$3,110	$2,734
Accounts receivable, net	1,250	1,256
Inventories	568	560
Other	192	170

Total current assets	5,120	4,720
Property and equipment, net	2,277	2,159
Goodwill	151	146
Other intangible assets, net	79	88
Other assets	216	215

Total assets	$7,843	$7,328

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,628	$1,507
Accrued expenses	262	281
Accrued warranty	135	129
Current portion of long-term debt	119	106

Total current liabilities	2,144	2,023
Long-term debt	231	294
Other liabilities	309	302

Total liabilities	2,684	2,619
Shareholders’ equity	5,159	4,709

Total liabilities and shareholders’ equity	$7,843	$7,328

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	Dec. 31,	Jan. 1,	Dec. 31,	Jan. 1,
	2010	2010	2010	2010

Revenue, net	$2,475	$2,619	$4,871	$4,827
Cost of revenue	2,000	1,932	3,959	3,626

Gross margin	475	687	912	1,201

Operating expenses:
Research and development	169	154	336	296
Selling, general and administrative	66	60	125	113

Total operating expenses	235	214	461	409

Operating income	240	473	451	792
Net interest and other	(1)	(2)	(1)	(4)

Income before income taxes	239	471	450	788
Income tax provision	14	42	28	71

Net income	$225	$429	$422	$717

Income per common share:
Basic	$0.98	$1.89	$1.83	$3.17

Diluted	$0.96	$1.85	$1.80	$3.10

Weighted average shares outstanding:
Basic	230	227	230	226

Diluted	235	232	235	231

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Six Months Ended
	Dec. 31,	Jan. 1,	Dec. 31,	Jan. 1,
	2010	2010	2010	2010

Cash flows from operating activities
Net income	$225	$429	$422	$717
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	151	126	301	247
Stock-based compensation	18	13	37	27
Deferred income taxes	1	(5)	1	(5)
Changes in operating assets and liabilities	110	(6)	134	5

Net cash provided by operating activities	505	557	895	991

Cash flows from investing activities
Purchases of property and equipment	(250)	(199)	(450)	(375)
Sales and maturities of investments	—	3	—	3

Net cash used in investing activities	(250)	(196)	(450)	(372)

Cash flows from financing activities
Employee stock plans, net	22	37	31	60
Repurchases of common stock	—	—	(50)	—
Repayment of long-term debt	(25)	(19)	(50)	(38)

Net cash provided by (used in) financing activities	(3)	18	(69)	22

Net increase in cash and cash equivalents	252	379	376	641
Cash and cash equivalents, beginning of period	2,858	2,056	2,734	1,794

Cash and cash equivalents, end of period	$3,110	$2,435	$3,110	$2,435